AMENDMENT NO. 1 TO THE
REGISTRATION RIGHTS AGREEMENT
OF
JUMA TECHNOLOGY CORP.

This Amendment No. 1 to the Registration Rights Agreement (this “Amendment”), dated as of November 29, 2007, by and among Juma Technology Corp., a Delaware corporation (the “Company”), and Vision Opportunity Master Fund, Ltd. (“Vision”) hereby amends the Registration Rights Agreement, dated as of November 29, 2007, by and among the Company and the Purchasers who are parties thereto (the “Agreement”). Terms used in this Amendment without definition shall have the meanings given them in the Agreement.

WHEREAS, on November 14, 2007, the Company issued to Vision: (i) a Senior Secured Promissory Note in the principal sum of $600,000 (the “November Note”), and (ii) a common stock purchase warrant to purchase 1,000,000 shares of the Company’s Common Stock (the “November Warrant”);

WHEREAS, the Company and certain Purchasers entered into a Note and Warrant Purchase Agreement dated November 29, 2007 (the “Purchase Agreement”) wherein the Purchasers were issued certain Notes and Warrants;

WHEREAS, The Company and Vision have agreed that in lieu of the cash payment of principal and interest due and owing to Vision pursuant to the November Note, the Company will (i) issue Vision a Note in the principal amount of $600,000 (the “Replacement Note”) on the terms and conditions set forth in the Purchase Agreement and (ii) will provide Vision with registration rights under the Agreement for all shares of common stock issuable upon exercise of the November Warrant and conversion of the Replacement Note.

WHEREAS, the Company and Vision desire to amend the Agreement as more fully set forth herein;

WHEREAS, this Amendment will be effective when it is executed by all parties; and

NOW THEREFORE, in consideration of the premises and the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the each of the parties, the parties hereby amend the Agreement as follows:

1.  Section 1: Definitions. The definition of “Notes” is hereby deleted in its entirety and replaced with the following language:

“Notes” means collectively (i) the Senior Secured 10% Convertible Promissory Notes issued to the Purchasers pursuant to the Purchase Agreement and (ii) the Replacement Note.

1.  Section 1: Definitions. The definition of “Conversion Shares” is hereby deleted in its entirety and replaced with the following language:

“Conversion Shares” means any shares of Common Stock issuable upon conversion of the Notes (including without limitation, the Replacement Note).

2.  Section 1: Definitions. The definition of “Warrants” is hereby deleted in its entirety and replaced with the following language:

“Warrants” means collectively (i) the warrants to purchase shares of Common Stock issued to the Purchasers pursuant to the Purchase Agreement and (ii) the November Warrant.

3.  Section 1: Definitions. The definition of “Warrant Shares” is hereby inserted immediately following the definition of “Warrants”:

“Warrant Shares” means any shares of Common Stock issuable upon exercise of the Warrants (including without limitation, the November Warrant).

3. Section 1: Definitions. The definition of “Registrable Securities” is hereby deleted in its entirety and replaced with the following language:

“Registrable Securities” means (i) the shares of Common Stock issuable upon conversion of the Notes (including without limitation, the Replacement Note) and any interest accrued thereon; (ii) the shares of Common Stock issuable upon payment of interest on the Notes (including without limitation, the Replacement Note); and (iii) the shares of Common Stock issuable upon exercise of the Warrants (including without limitation, the November Warrant).

4.  Full Force and Effect. Except to the extent the Agreement is modified by this Amendment, the other terms and provisions of the Agreement shall remain unmodified and in full force and effect.

*  *  *

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 to the Registration Rights Agreement as of the date first above written.

The Company:

JUMA TECHNOLOGY CORP.

By: /s/ David Giangano
Name: David Giangano
Title: Chief Executive Officer

ACKNOWLEDGED AND AGREED TO:

VISION OPPORTUNITY MASTER FUND, LTD.

By:	/s/ Adam Benowitz
Name: Adam Benowitz
Title: Director